EXHIBIT 99.1
[STURM, RUGER & CO. LOGO]
SOUTHPORT, CONNECTICUT 06890 U.S.A.
FOR RELEASE MARCH 20, 2006
For further information contact: Stephen L. Sanetti, President and Interim Chief
Executive Officer (203) 259-7843
STURM, RUGER, & CO., INC. ANNOUNCES
APPOINTMENT OF ROBERT R. STUTLER TO BE
VICE PRESIDENT OF OPERATIONS — PRESCOTT
SOUTHPORT, CT — March 20, 2006— Sturm, Ruger & Company, Inc. (NYSE:RGR) is pleased to announce that its Board of Directors has voted unanimously to promote Robert R. Stutler, General Manager of Prescott Operations, to be Vice President of Operations — Prescott, effective immediately.
Bob Stutler has been employed with Sturm, Ruger since 1987, first as Centerfire Pistol Assembly Manager, later assuming the position of General Manager of the Company’s Prescott, Arizona Firearms Division in 1990. He was named General Manager for all the Company’s Prescott operations (Firearms and Foundry Divisions) in 2002. He is well known within the industry, the outdoor media, and among Cowboy Action Shooters as an avid outdoorsman, shooter, and firearms enthusiast.
“Bob’s background makes him uniquely suited to this job,” said Sturm, Ruger President and Interim CEO Stephen L. Sanetti. “As a youth, he worked in his father’s gun store. He enlisted in the United States Marine Corps in 1960, served in Vietnam, and rose through the ranks to retire as a Major in 1984. After leaving the USMC, he was awarded an Associate Degree in Firearms Design and Function by the Colorado School of Trades, where he assimilated much practical firearms manufacturing experience. Bill Ruger Sr. personally selected Bob to head all our Arizona Operations in 1990.”
“He has performed all his many job functions in a superlative fashion, and we are delighted to see him rise to his new rank of Vice President. We look forward to his continued distinguished service to the Company in his new role,” Sanetti concluded.
Sturm, Ruger is the nation’s leading manufacturer of high-quality firearms for recreation and law enforcement, and a major producer of precision steel and titanium investment castings. Sturm, Ruger is headquartered in Southport, CT, with plants and foundries located in Newport, NH and Prescott, AZ.
Sturm, Ruger & Co., Inc.
Arms Makers for Responsible Citizens®

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